Exhibit 10.1

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

This Executive Employment and Severance Agreement (this “Agreement”) is between Bradley J. Holly (“Executive”) and Whiting Petroleum Corporation (“Whiting” and, together with its subsidiaries, the “Company”) and effective as of November 1, 2017 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive in a key employee capacity and expects that Executive’s services will be valuable to the conduct of the business of the Company; and

WHEREAS, Whiting and Executive desire to specify the terms and conditions on which Executive will be employed on and after the Effective Date, and under which Executive will receive severance in the event that Executive separates from service with the Company under the circumstances described in this Agreement; and

NOW, THEREFORE, for the consideration described above and other good and valuable consideration, the parties agree as follows:

1.    Effective Date; Term. This Agreement shall become effective on the Effective Date and continue until the date that is one year after the Effective Date (the “Initial Term”). Thereafter, this Agreement shall renew automatically for successive one year renewal periods unless and until either party provides written notice to the other party of the intent not to renew this Agreement at least 180 days prior to the end of the Initial Term or any subsequent term. Notwithstanding the foregoing, if a Change of Control occurs prior to the end of the Initial Term or any subsequent term, this Agreement shall be extended automatically for a two year renewal period beginning on the date of the Change of Control (a “Post-Change of Control Renewal Period”). Expiration of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the expiration of this Agreement, which rights and obligations will survive the expiration of this Agreement.

2.    Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them:

(a)    “Accrued Benefits” shall mean the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the time period ending with the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of Executive or pursuant to any deferred compensation plan then in effect; (iv) all other payments and benefits to which Executive (or in the event of Executive’s death, Executive’s surviving spouse or other beneficiary) is entitled on the Termination Date under the terms of any benefit plan of the Company, excluding severance payments under any Company severance policy, practice or agreement in effect on the Termination Date; and (v) if (and only if) Executive’s employment terminates under the circumstances described in Section 5(a), an amount equal to Executive’s annual target cash bonus opportunity (if any) as established by the Board or the Compensation Committee of the Board for the fiscal year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days that have elapsed during the annual performance period to the date of Executive’s Separation from Service and the denominator of which is 365. Payment of Accrued Benefits shall be made (x) with respect to clauses (i) and (ii), promptly in accordance with the Company’s prevailing practice; (y) with respect to clauses (iii) and (iv), pursuant to the terms of the benefit plan or practice establishing such benefits; or (z) with respect to clause (v), on the first day of the seventh month following the month in which Executive’s Separation from Service occurs, without interest thereon; provided that, if on the date of Executive’s Separation from Service, neither Whiting nor any other entity that is considered a “service recipient” with respect to Executive within the meaning of Code Section 409A has any stock that is publicly traded on an established securities market (within the meaning of Treasury Regulation Section 1.897-1(m)) or otherwise, then the amount described in clause (v) shall be paid to Executive in cash forty-five (45) days following the date of Executive’s Separation from Service.

(b)     “Affiliate” shall mean, with respect to any Person, any Person that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, such Person within the meaning of Code Section 414(b) or (c); provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(c)    “Base Salary” shall mean Executive’s annual base salary with the Company as in effect from time to time.

(d)    “Beneficial Owner” shall mean a Person who has beneficial ownership of any securities:

(i)    which such Person or any of such Person’s affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of rights issued pursuant to the terms of any Rights Agreement of the Company, at any time before the issuance of such securities;

(ii)    which such Person or any of such Person’s Affiliates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (B) is not also then reportable on a Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii)    which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.

(e)    “Board” shall mean the board of directors of Whiting or a committee of such Board authorized to act on its behalf in certain circumstances, including the Compensation Committee of the Board.

(f)    “Cause” shall mean a good faith finding by the Board that Executive has (i) failed, neglected, or refused to perform the lawful employment duties related to his or her position or as from time to time assigned to him (other than due to Disability); (ii) committed any willful, intentional, or grossly negligent act having the effect of materially injuring the interest, business, or reputation of the Company; (iii) violated or failed to comply in any material respect with the Company’s published rules, regulations, or policies, as in effect or amended from time to time, and such violation or failure has the effect of materially injuring the interest, business, or reputation of the Company; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or material dishonesty; (v) misappropriated or embezzled any property of the Company (whether or not an act constituting a felony or misdemeanor); or (vi) breached any material provision of this Agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with the Company.

(g)    “Change of Control” shall mean the occurrence of any of the following:

(i)    any Person (other than (A) the Company, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the stockholders of Whiting in substantially the same proportions as their ownership of stock in Whiting (“Excluded Persons”)) is or becomes the Beneficial Owner, directly or indirectly, of securities of Whiting (not including in the securities beneficially owned by such Person any securities acquired directly from Whiting or its Affiliates after the Effective Date, pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding shares of common stock of Whiting or the combined Voting Power of Whiting’s then outstanding voting securities; or

(ii)    the following individuals cease for any reason to constitute a majority of the number of directors of Whiting then serving: (A) individuals who, on the Effective Date, constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Whiting) whose appointment or election by the Board or nomination for election by Whiting’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving Whiting (or any direct or indirect subsidiary of Whiting) shall not be Continuing Directors for purposes of this definition until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the stockholders of Whiting at a meeting of stockholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change of Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change of Control occurred; or

(iii)    the consummation of a merger, consolidation or share exchange of Whiting with any other corporation or the issuance of voting securities of Whiting in connection with a merger, consolidation or share exchange of Whiting (or any direct or indirect subsidiary of Whiting) pursuant to applicable stock exchange requirements, other than (A) a merger, consolidation or share exchange which would result in the voting securities of Whiting outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined Voting Power of the voting securities of Whiting or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of Whiting (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of Whiting (not including in the securities beneficially owned by such Person any securities acquired directly from Whiting or its Affiliates after the Effective Date, pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined Voting Power of the Company’s then outstanding voting securities; or

(iv)    a complete liquidation or dissolution of Whiting is effected or there is a sale or disposition by Whiting of all or substantially all of Whiting’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by Whiting of all or substantially all of Whiting’s assets to an entity at least 75% of the combined Voting Power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of Whiting immediately prior to such sale.

Notwithstanding the foregoing, (1) no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the outstanding Shares immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in Whiting, an entity that owns all or substantially all of the assets or voting securities of Whiting immediately following such transaction or series of transactions and (2) to the extent necessary for any amounts considered to be deferred compensation subject to Code Section 409A to comply with the requirements of Code Section 409A, the definition of “Change of Control” herein shall be amended and interpreted in a manner that allows the definition to satisfy the requirements of a change of control under Code Section 409A solely for purposes of complying with the requirements of Code Section 409A.

(h)    “COBRA” shall mean the provisions of Code Section 4980B.

(i)    “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(j)    “Disability” shall mean, subject to applicable law, any medically determinable physical or mental impairment that (i) renders Executive unable to perform the duties of his or her position with the Company and (ii) is expected to last for a continuous period of not less than six months, all as certified by a physician reasonably acceptable to the Company or its Successor.

(k)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

(l)    “General Release” shall mean a release of claims substantially in the form set forth in Exhibit B to this Agreement.

(m)    “Good Reason” shall mean the occurrence of any of the following without the consent of Executive: (i) a material diminution in Executive’s authority, titles, duties or responsibilities; (ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report; (iii) a material diminution in the budget over which Executive retains authority; (iv) a requirement that Executive relocate Executive’s principal place of work to a location more than 40 miles from its location on the date of this Agreement; (v) a reduction in Executive’s Base Salary; or (vi) a material breach by Whiting of any provisions of this Agreement.

(n)    “Separation from Service” shall mean Executive’s termination of employment from Whiting and each entity that is required to be included in Whiting’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with Whiting within the meaning of Code Section 414(c); provided that the phrase “at least 50 percent” shall be used in place of the phrase “ at least 80 percent” each place it appears therein or in the regulations thereunder (collectively, “409A affiliates”). Notwithstanding the foregoing:

(i)    If Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, Executive will not be deemed to have incurred a Separation from Service for the first six months of the leave of absence, or if longer, for so long as Executive’s right to reemployment is provided either by statute or by contract.

(ii)    Subject to paragraph (i), Executive shall incur a Separation from Service when the level of bona fide services provided by Executive to Whiting and its 409A affiliates permanently decreases to a level of 20% or less of the level of services rendered by Executive, on average, during the immediately preceding 36 months of employment.

(iii)    If, following Executive’s termination of employment, Executive continues to provide services to the Company or a 409A Affiliate in a capacity other than as an employee, Executive will not be deemed to have Separated from Service as long as Executive is providing bona fide services at a rate that is greater than 20% of the level of services rendered by Executive, on average, during the immediately preceding 36 months of service.

(o)    “Severance Payment” shall mean Executive’s Base Salary at the time of the Termination Date multiplied by 2x plus Executive’s target annual bonus for the year in which the Termination Date occurs; provided that if Executive’s Termination Date occurs on or within two years following a Change of Control, the multiplier described above shall be increased to 3x.

(p)    “Shares” shall mean shares of common stock of Whiting, $.001 par value per share.

(q)    “Successor” shall mean the person to which this Agreement is assigned upon a Sale of Business within the meaning of Section 10.

(r)    “Termination Date” shall mean the date of Executive’s termination of employment from the Company, as further described in Section 4.

(s)    “Voting Power” shall mean the voting power of the outstanding securities of Whiting having the right under ordinary circumstances to vote at an election of the Board.

3.    Employment of Executive

(a)    Position.

(i)    Executive shall serve in the positions of President and Chief Executive Officer in a full-time capacity. In such positions, Executive shall have such duties and authority as is customarily associated with such positions and shall have such other titles, duties and responsibilities, consistent with Executive’s positions, as may be assigned from time to time by the Board. Executive will be based at the Company’s headquarters in Denver, Colorado, subject to reasonable required travel on the Company’s business. Executive shall be appointed Chairman of the Board no later than the date of the Company’s 2018 annual meeting of stockholders.

(ii)    Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization, to serve on civic and charitable institutions and to manage Executive’s personal financial affairs; further provided in each case, and in the aggregate, that such activities do not conflict or unreasonably interfere with the performance of Executive’s duties hereunder or conflict with Section 7.

(b)    Base Salary. Whiting shall pay Executive a Base Salary in regular installments in accordance with the Company’s usual payroll practices. The Base Salary shall be an amount equal to the annual rate of $765,000, subject to increase, but not decrease, from time to time as determined by the Board.

(c)    Bonus and Equity Incentives. Executive shall be entitled to participate in such annual and/or long-term cash and equity incentive plans and programs of Whiting as are generally provided to the senior executives of Whiting. If a Change of Control occurs when Executive is employed under this Agreement, then the Company shall cause (i) all restrictions on any restricted stock or restricted stock unit awards made to Executive prior to the Change of Control to lapse such that Executive is fully and immediately vested in such awards upon such Change of Control; (ii) any stock options or stock appreciation rights granted to Executive prior to the Change of Control pursuant to the Company’s equity-based incentive plan(s) to be fully and immediately vested upon such Change of Control; and (iii) any performance shares, performance units or similar performance-based equity awards granted to Executive pursuant to the Company’s equity-based incentive plan(s) to be earned on a pro rated basis according to the portion of the performance period that has elapsed through the date of the Change of Control as if all performance requirements had been satisfied at the target level (or such higher level as would have been achieved if performance through the date of the Change of Control of had continued through the end of the performance period). In addition, on and after a Change of Control, to assure that Executive will have an opportunity to earn incentive compensation, Executive shall be included in a bonus plan of the Employer which shall satisfy the standards described below (such plan, the “Bonus Plan”). Bonuses under the Bonus Plan shall be payable with respect to achieving such financial or other goals reasonably related to the business of the Company as the Company shall establish (the “Goals”), all of which Goals shall be attainable, prior to the end of the Post-Change of Control Renewal Period, with approximately the same degree of probability as the most attainable goals under the Company’s bonus plan or plans as in effect at any time during the 180-day period immediately prior to the Change of Control (whether one or more, the “Company Bonus Plan”) and in view of the Company’s existing and projected financial and business circumstances applicable at the time. The amount of the bonus (the “Bonus Amount”) that Executive is eligible to earn under the Bonus Plan shall be no less than 100% of Executive’s target award provided in such Company Bonus Plan (such bonus amount herein referred to as the “Targeted Bonus”), and in the event the Goals are not achieved such that the entire Targeted Bonus is not payable, the Bonus Plan shall provide for a payment of a Bonus Amount equal to a portion of the Targeted Bonus reasonably related to that portion of the Goals which were achieved. Payment of the Bonus Amount shall not be affected by any circumstance occurring subsequent to the end of the Post-Change of Control Renewal Period, including termination of Executive’s employment.

(d)    Employee Benefits. Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual and/or long-term incentive programs, which are addressed in Section 3(c)) as in effect from time to time on the same basis as those benefits are generally made available to other senior executives of Whiting. On and after a Change of Control, Executive shall be included: (i) to the extent eligible thereunder (which eligibility shall not be conditioned on Executive’s salary grade or on any other requirement which excludes persons of comparable status to Executive unless such exclusion was in effect for such plan or an equivalent plan immediately prior to the Change of Control), in any and all plans providing benefits for the Company’s salaried employees in general (including but not limited to group life insurance, hospitalization, medical, dental, and long-term disability plans) and (ii) in plans provided to executives of the Company of comparable status and position to Executive (including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, stock option, stock appreciation, stock bonus, cash bonus and similar or comparable plans); provided that in no event shall the aggregate level of benefits under the plans described in clause (i) and the plans described in clause (ii), respectively, in which Executive is included be less than the aggregate level of benefits under plans of the Company of the type referred to in such clause, respectively, in which Executive was participating immediately prior to the Change of Control.

(e)    Business Expenses. The reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

(f)    Vacation. Executive shall be entitled to five weeks of vacation per year.

(g)    Relocation Benefits. The Company shall provide Executive with relocation benefits in accordance with the Company’s Standard Relocation Policy, not including any loss on home sale, in connection with Executive relocating to Denver, Colorado.

(h)    Other Expenses. The Company shall reimburse Executive for reasonable and documented fees of counsel solely in connection with review and negotiation of this Agreement in an amount not to exceed $20,000.

4.    Termination of Employment. Executive’s employment with the Company will terminate during the term of this Agreement, and this Agreement will terminate on the date of such termination, as follows:

(a)    Executive’s employment will terminate upon Executive’s death.

(b)    If Executive is Disabled, and if within 30 days after Whiting notifies Executive in writing that it intends to terminate Executive’s employment, Executive shall not have returned to the performance of Executive’s duties hereunder on a full-time basis, Whiting may terminate Executive’s employment, effective immediately following the end of such 30-day period.

(c)    Whiting may terminate Executive’s employment with or without Cause (other than as a result of Disability which is governed by Section 4(b)) by providing written notice to Executive that indicates in reasonable detail the facts and circumstances alleged to provide a basis for such termination. A notice by Whiting to Executive pursuant to Section 1 of the intent not to renew this Agreement shall not constitute termination by Whiting pursuant to this Section 4(c). If the termination is without Cause, Executive’s employment will terminate on the date specified in the written notice of termination. If the termination is for Cause, Executive shall have 30 days from the date the written notice is provided, or such longer period as Whiting may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of Executive’s employment for Cause. If the alleged conduct or act constituting Cause is not curable, Executive’s employment will terminate on the date specified in the written notice of termination. If the alleged conduct or act constituting Cause is curable but Executive does not cure such conduct or act within the specified time period, Executive’s employment will terminate on the date immediately following the end of the cure period. Notwithstanding anything to the contrary herein, on and after a Change of Control, a determination of Cause shall only be made by the Board of Directors of the Successor, which may terminate Executive for Cause only after providing Executive (i) written notice as set forth above, (ii) the opportunity to appear before such board and provide rebuttal to such proposed termination, and (iii) written notice following such appearance confirming such termination and certifying that the decision to terminate Executive for Cause was approved by at least 66% of the members of such board, excluding Executive. Unless otherwise directed by Whiting, from and after the date of the written notice of proposed termination, Executive shall be relieved of his or her duties and responsibilities and shall be considered to be on a paid leave of absence pending any final action by Whiting or the Board of Directors of the Successor confirming such proposed termination. Notwithstanding anything to the contrary in this Agreement, if a Change of Control occurs and Executive’s employment with the Company is terminated (other than a termination due to Executive’s death or as a result of Disability) during the period of 180 days prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (y) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement such termination of employment shall be deemed a termination following such Change of Control.

(d)    Executive may terminate his or her employment for or without Good Reason by providing written notice of termination to Whiting that indicates in reasonable detail the facts and circumstances alleged to provide a basis for such termination. If Executive is alleging a termination for Good Reason, Executive must provide written notice to Whiting of the existence of the condition constituting Good Reason within 90 days of the initial existence of such condition, and Whiting must have a period of at least 30 days following receipt of such notice to cure such condition. If such condition is not cured by Whiting with such 30-day period, Executive’s termination of employment from the Company shall be effective on the date immediately following the end of such cure period.

5.    Payments upon Termination.

(a)    Entitlement to Severance. Subject to the other terms and conditions of this Agreement, Executive shall be entitled to the Accrued Benefits, and to the severance benefits described in Section 5(c), in either of the following circumstances while this Agreement is in effect:

(i)    Executive’s employment is terminated by Whiting without Cause, except in the case of death or Disability; or

(ii)    Executive terminates his or her employment with the Company for Good Reason.

For the avoidance of doubt, if Executive dies or becomes Disabled after receiving a notice by Whiting that Executive is being terminated without Cause, or after providing notice of termination for Good Reason, then Executive’s estate, heirs and beneficiaries, in the case of the Executive’s death, or Executive or his or her personal representative, in the case of Executive’s Disability, shall be entitled to the Accrued Benefits and the severance benefits described in Section 5(c) at the same time such amounts would have been paid or benefits provided to Executive had he or she lived or not become Disabled.

(b)    General Release Requirement. As an additional prerequisite for receipt of the severance benefits described in Section 5(c), Executive must execute, deliver to Whiting, and not revoke (to the extent Executive is allowed to do so) the General Release within 22 calendar days following the termination of Executive’s employment.

(c)    Severance Benefits; Timing and Form of Payment. Subject to the limitations imposed by Section 6, if Executive is entitled to severance benefits, then:

(i)    Company shall pay Executive the Severance Payment in a lump sum in cash on the first day of the seventh month following the month in which Executive’s Separation from Service occurs, without interest thereon; provided that, if on the date of Executive’s Separation from Service, neither Whiting nor any other entity that is considered a “service recipient” with respect to Executive within the meaning of Code Section 409A has any stock that is publicly traded on an established securities market (within the meaning of Treasury Regulation Section 1.897-1(m)) or otherwise, then the Severance Payment shall be paid to Executive in cash forty-five (45) days following the date of Executive’s Separation from Service.

(ii)    Until the earlier of 18 months after the date of Executive’s Separation from Service or such time as Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, Executive shall continue to be covered, at the expense of the Company, by the same or equivalent life insurance, hospitalization, medical, dental and vision coverage as Executive received (or, if higher, as was required hereunder) immediately prior to Executive’s Separation from Service, subject to the following:

(A)    Following the end of the COBRA continuation period, if such hospitalization, medical or dental coverage is provided under a health plan that is subject to Section 105(h) of the Code, benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv) and, if necessary, the Employer shall amend such health plan to comply therewith.

(B)    If provision of any such health benefits would subject the Company or its benefits arrangements to a penalty or adverse tax treatment, then the Company shall provide a cash payment to Executive in an amount reasonably determined by the Company to be equivalent to the COBRA premiums for similar benefits.

(C)    During the first six months following Executive’s Separation from Service, Executive shall pay the Company for any life insurance coverage that provides a benefit in excess of $50,000 under a group term life insurance policy. After the end of such six month period, the Company shall make a cash payment to Executive equal to the aggregate premiums paid by Executive for such coverage, and thereafter such coverage shall be provided at the expense of the Company for the remainder of the period as set forth above; provided that this clause (C) shall cease to apply if on the date of Executive’s Separation from Service, neither Whiting nor any other entity that is considered a “service recipient” with respect to Executive within the meaning of Code Section 409A has any stock which is publicly traded on an established securities market (within the meaning of Treasury Regulation Section 1.897-1(m)) or otherwise.

(D)    If Executive’s Separation from Service occurs following a Change of Control, such benefits shall be provided until the earlier of 24 months after the date of Executive’s Separation from Service or such time as Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the benefits described in the first sentence of this subsection.

All payments shall be subject to payroll taxes and other withholdings in accordance with the Company’s (or the applicable employer of record’s) standard payroll practices and applicable law.

(d)    Other Termination of Employment. If Executive’s employment terminates for any reason other than those described in Section 5(a), Executive (or Executive’s estate in the event of his or her death), shall be entitled to receive only the Accrued Benefits.

6.    Limitations on Severance Payments and Benefits. Notwithstanding any other provision of this Agreement, if any portion of the Severance Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to Executive shall be reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which Executive may receive without becoming subject to the tax imposed by Code Section 4999 or which the Company may pay without loss of deduction under Code Section 280G(a); provided that the foregoing reduction in the amount of Total Payments shall not apply if the After-Tax Value to Executive of the Total Payments prior to reduction in accordance herewith is greater than the After-Tax Value to Executive if Total Payments are reduced in accordance herewith. For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G, and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Code Section 1274(b)(2). Within 20 business days following delivery of the notice of termination or notice by Whiting to Executive of its belief that there is a payment or benefit due Executive that will result in an excess parachute payment as defined in Code Section 280G, Executive and Whiting, at Whiting’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by Whiting, which opinion sets forth: (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments, (C) the amount and present value of any excess parachute payments without regard to the limitations of this Section 6, (D) the After-Tax Value of the Total Payments if the reduction in Total Payments contemplated under this Section 6 did not apply, and (E) the After-Tax Value of the Total Payments taking into account the reduction in Total Payments contemplated under this Section 6. As used in this Section 6, the term “Base Period Income” means an amount equal to Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by Whiting’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to Whiting and Executive. For purposes of determining the After-Tax Value of Total Payments, Executive shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Termination Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s domicile for income tax purposes on the date the Termination Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes. Such opinion shall be dated as of the Termination Date and addressed to Whiting and Executive and shall be binding upon the Company and Executive. If such opinion determines that there would be an excess parachute payment and that the After-Tax Value of the Total Payments taking into account the reduction contemplated under this Section is greater than the After-Tax Value of the Total Payments if the reduction in Total Payments contemplated under this Section did not apply, then the Termination Payment hereunder or any other payment determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by Executive in writing delivered to Whiting within five business days of Executive’s receipt of such opinion or, if Executive fails to so notify Whiting, then as Whiting shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section, Executive and Whiting shall obtain, at Whiting’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive. Notwithstanding the foregoing, the provisions of this Section 6, including the calculations, notices and opinions provided for herein, shall be based upon the conclusive presumption that the following are reasonable: (1) the compensation and benefits provided for in Section 3 and (2) any other compensation, including but not limited to the Accrued Benefits, earned prior to the date of Executive’s Separation from Service by Executive pursuant to the Company’s compensation programs if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change of Control or Executive’s Separation from Service. If the provisions of Code Sections 280G and 4999 are repealed without succession, then this Section 6 shall be of no further force or effect.

7.    Covenants by Executive.

(a)    Confidentiality. In consideration for Executive’s employment by the Company, Executive agrees that Executive shall, during Executive’s employment with the Company and thereafter, maintain the confidentiality of any and all information about the Company which is not generally known or available outside the Company, including without limitation, strategic plans, technical and operating know-how, business strategy, trade secrets, customer information, business operations and other proprietary information (“Confidential Information”), and Executive will not, directly or indirectly, disclose any Confidential Information to any person or entity, or use any Confidential Information, whether for Executive’s own benefit, the benefit of any new employer or any other person or entity or any other purpose, in any manner. If Executive receives notice that he must disclose Confidential Information pursuant to a subpoena or other lawful process, Executive must notify the Company immediately. Upon termination of employment with the Company, Executive will immediately return to the Company all written or electronically stored confidential or proprietary information in whatever format it is contained.

(b)    Non-Competition/Non-Solicitation.

(i)    During Executive’s employment with the Company and for a period of one year following Executive’s Termination Date if such Termination Date occurs prior to a Change of Control or two years following Executive’s Termination Date if such Termination Date occurs after a Change of Control (each, a “Restricted Period”), Executive agrees that Executive shall not, directly or indirectly, manage, operate, join, control, be employed by or participate in the management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner or investor in, any operations of a business that are in competition with the business of the Company in the material plays or fields in which the Company has or proposes to have operations as set forth on Exhibit A to this Agreement, which Exhibit A may be modified prior to the time of Executive’s termination of employment by the Board upon written notification of such modification to Executive (the “Whiting Plays and Fields”); provided, however, that nothing in this Section 7(b) shall prohibit Executive from (A) participating in operations of a business to the extent such operations are not in competition with the business of the Company in the Whiting Plays and Fields, (B) participating solely as a passive investor in oil wells or similar investments, owning 5% or less of the outstanding securities of any class of any issuer whose securities are registered under the Exchange Act, or making passive investments in any hedge, private equity or mutual fund or similar investment vehicle, or (C) serving as a director of an entity that has less than 10% of its assets located in the Whiting Fields and Plays.

(ii)    During Executive’s employment with the Company and during the applicable Restricted Period, Executive agrees not to, in any form or manner, directly or indirectly, on his or her own behalf or in combination with others (A) solicit, induce or influence any customer, supplier, lender, lessor or any other person with a business relationship with the Company to discontinue or reduce the extent of such business relationship, or (B) recruit, solicit or otherwise induce or influence any employee of the Company to discontinue their employment with the Company.

(c)    Disclosure and Assignment to the Company of Inventions and Innovations.

(i)    Executive agrees to disclose and assign to the Company as the Company’s exclusive property, all inventions and technical or business innovations, including but not limited to all patentable and copyrightable subject matter (collectively, the “Innovations”) developed, authored or conceived by

Executive solely or jointly with others during the period of Executive’s employment, including during Executive’s employment prior to the date of this Agreement, (1) that are along the lines of the business, work or investigations of the Company to which Executive’s employment relates or as to which Executive may receive information due to Executive’s employment with the Company, or (2) that result from or are suggested by any work which Executive may do for the Company or (3) that are otherwise made through the use of Company time, facilities or materials. To the extent any of the Innovations is copyrightable, each such Innovation shall be considered a “work for hire.”

(ii)    Executive agrees to execute all necessary papers and otherwise provide proper assistance (at the Company’s expense), during and subsequent to Executive’s employment, to enable the Company to obtain for itself or its nominees, all right, title, and interest in and to patents, copyrights, trademarks or other legal protection for such Innovations in any and all countries.

(iii)    Executive agrees to make and maintain for the Company adequate and current written records of all such Innovations;

(iv)    Upon any termination of Executive’s employment, employee agrees to deliver to the Company promptly all items which belong to the Company or which by their nature are for the use of Company employees only, including, without limitation, all written and other materials which are of a secret or confidential nature relating to the business of the Company. For the avoidance of doubt, upon any such termination, Executive may make and retain an electronic copy of Executive’s contacts list and calendar.

(v)    In the event Company is unable for any reason whatsoever to secure Executive’s signature to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution of any United States or foreign application for letters patent or copyright for any Innovation, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the assignment, prosecution, and issuance of letters patent or registration of copyright thereon with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Executive may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.

(d)    Remedies Not Exclusive. In the event that Executive breaches any terms of this Section 7, Executive acknowledges and agrees that said breach may result in the immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies of law for such breach may be inadequate and indeterminable. The Company, upon Executive’s breach of this Section 7, shall therefore be entitled (in addition to and without limiting any other remedies that the Company may seek under this Agreement or otherwise at law or in equity) to seek from any court of competent jurisdiction equitable relief by way of temporary or permanent injunction and without being required to post a bond, to restrain any violation of this Section 7, and for such further relief as the court may deem just or proper in law or equity. The prevailing party in any action to enforce this Section 7 shall be entitled to reimbursement by the other party for the prevailing party’s reasonable attorneys fees and costs.

(e)    Severability of Provisions. If any restriction, limitation, or provision of this Section 7 is deemed to be unreasonable, onerous, or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent possible within the bounds of the law. If any phrase, clause or provision of this Section 7 is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause, or provision shall be deemed severed from this Section 7, but will not affect any other provision of this Section 7, which shall otherwise remain in full force and effect. The provisions of this Section 7 are each declared to be separate and distinct covenants by Executive.

8.    Notice. Any notice, request, demand or other communication required or permitted herein will be deemed to be properly given when personally served in writing or when deposited in the United States mail, postage prepaid, addressed to Executive at the address appearing at the end of this Agreement and to the Company with attention to the General Counsel of Whiting. Either party may change its address by written notice in accordance with this paragraph.

9.    Set Off; Mitigation. The Company’s obligation to pay Executive the amounts and to provide the benefits hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company. However, Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

10.    Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns. If Whiting experiences a Change of Control, or otherwise sells, assigns or transfers all or substantially all of its business and assets to any person or if Whiting merges into or consolidates or otherwise combines (where Whiting does not survive such combination) with any person (any such event, a “Sale of Business”), then Whiting shall assign all of its right, title and interest in this Agreement as of the date of such event to such person, and Whiting shall cause such person, by written agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. Failure of Whiting to obtain such agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing the date upon which such Sale of Business becomes effective shall be the Termination Date. In case of such assignment by Whiting and of assumption and agreement by such person, as used in this Agreement, “Whiting” shall thereafter mean the person which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this

Agreement shall inure to the benefit of, and be enforceable by, such person. Executive shall, in his or her discretion, be entitled to proceed against any or all of such persons, any person which theretofore was such a successor to Whiting, and Whiting (as so defined) in any action to enforce any rights of Executive hereunder. Except as provided in this Section 10, this Agreement shall not be assignable by Whiting. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Whiting.

11.    Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be mutually resolved by Executive and the Company, including any dispute as to the calculation of Executive’s Benefits, Base Salary, Bonus Amount or any Severance Payment hereunder, shall be submitted to arbitration in Colorado in accordance with the procedures of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on the Company and Executive, and judgment may be entered on the arbitrator’s award in any court having jurisdiction.

12.    Applicable Law and Jurisdiction. This Agreement is to be governed by and construed under the laws of the United States and of the State of Colorado without resort to Colorado’s choice of law rules. Each party hereby agrees that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts in the State of Colorado and specifically waives any and all objections to such jurisdiction and venue.

13.    Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and will not be used in construing it.

14.    Invalid Provisions. Subject to Section 7(e), should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion will not be affected, and the remaining portions of this Agreement will remain in full force and effect as if this Agreement had been executed with said provision eliminated.

15.    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16.    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement except where other agreements are specifically noted, adopted, or incorporated by reference. This Agreement otherwise supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Company, and all such agreements shall be void and of no effect. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding.

17.    Modification. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Whiting and Executive.

18.    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement on the Effective Date.

EXECUTIVE

/s/ Bradley J. Holly
Bradley J. Holly

[redacted]

Address

WHITING PETROLEUM CORPORATION

By:	/s/ Bruce R. DeBoer
Bruce R. DeBoer
Vice President, General Counsel and Corporate Secretary

EXHIBIT A

WHITING PLAYS AND FIELDS

Bakken Play in Mountrail, McKenzie, Stark, Dunn, Golden Valley, Billings, Williams, Divide and McClean Counties, North Dakota and Richland and Roosevelt Counties, Montana

Niobrara Play in Weld County, Colorado

EXHIBIT B

FORM OF GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is between Whiting Petroleum Corporation, which in this Agreement is referred to as “Whiting Petroleum” or the Employer, and Bradley J. Holly, who is referred to as “Holly” or the Employee.

1.    Background. Whiting Petroleum and Holly acknowledge that Holly’s employment with Whiting Petroleum is ending (or has ended), effective [Date]. Both Holly and Whiting Petroleum desire an amicable separation and to fully and finally compromise and settle any differences that may exist between them on the terms set forth in this Agreement.

2.    Employment Termination. Holly understands that his employment with Whiting Petroleum is considered ended and his separation from service was effective [Date] (the “Separation Date”), based on reasons discussed between Holly and Whiting Petroleum. Whiting Petroleum and Holly are subject to an Executive Employment and Severance Agreement dated [Date] (“Employment Agreement”) that provides for Holly’s receipt of certain separation benefits if he executes an agreement with a general release of all claims that is acceptable to Whiting Petroleum: this is that agreement.

3.    Severance Pay and Benefits. In return for the execution of this Agreement, it becoming effective (see paragraph 18), and Holly honoring (and continuing to honor) all of its terms, Whiting Petroleum will provide Holly with the severance pay and benefits in accordance with Section 5.c. of the Employment Agreement.

4.    Acknowledgement. Holly understands that the severance pay and benefits identified in paragraph 3 above will not be paid or provided unless he accepts this Agreement, it becomes effective (see paragraph 18), and he honors (and continues to honor) all of its terms.

5.    Release. Holly understands and agrees that his acceptance of this Agreement means that, except as stated in paragraph 7, he is forever waiving and giving up any and all claims he may have, whether known or unknown, against Whiting Petroleum, its parent, subsidiaries, and related companies, their insurers, their officers, directors, employees and agents for any personal monetary relief for himself, benefits or remedies that are based on any act or failure to act that occurred before he signed this Agreement. Holly understands that this release and waiver of claims includes claims for or relating to: (a) his employment and the termination of his employment; (b) any Whiting Petroleum policy, practice, contract or agreement, including, but not limited, to the Employment Agreement; (c) any tort or personal injury relating to Holly’s employment or termination of employment; (d) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation, including, but not limited, to the Colorado Wage Act, the Colorado Minimum Wage Order No. 30, and all terms for compensation under the Employment Agreement; (e) any laws governing employment discrimination or retaliation including (to the extent applicable), but not limited to, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Age Discrimination in

Employment Act (ADEA), the Older Worker Benefit Protection Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the National Labor Relations Act (NLRA), the Colorado Anti-Discrimination Act, C.R.S. 24-34-401 et seq., the City and County of Denver’s Anti-Discrimination Ordinance, and any other applicable state or local laws; (f) any laws or agreements that provide for punitive, exemplary or statutory damages; and (g) any laws or agreements that provide for the payment of attorney fees, costs or expenses.

6.    Future Employment. Holly agrees that he is not now or hereafter entitled to employment or reemployment with Whiting Petroleum and he agrees not to knowingly seek such employment, on any basis or through an employment agency. Holly further agrees and acknowledges that should he apply for any position in contradiction of this paragraph, Whiting Petroleum may completely ignore such application and fail to consider it based on this paragraph.

7.    Claims Not Waived. Holly understands that this Agreement does not waive any claims that he may have: (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute; (b) for benefits under any plan currently maintained by Whiting Petroleum that provides for retirement benefits (however, Holly agrees and acknowledges that the severance pay and benefits provided in paragraph 3 above shall not be considered or included for purposes of any retirement benefit contribution or plan); (c) under any law or any policy or plan currently maintained by Whiting Petroleum that provides health insurance continuation or conversion rights; (d) to indemnity, defense or insurance coverage for acts undertaken by him within the scope and course of his employment pursuant to applicable directors and officers insurance coverage, laws requiring indemnification for such acts, or the bylaws of the Company that require such indemnification; (e) under this Agreement; or (f) that by law cannot be released or waived.

8.    Government Cooperation. Nothing in this Agreement prohibits Holly from cooperating with any government agency, including the National Labor Relations Board or the Equal Employment Opportunity Commission, or any similar State agency. Further, Holly understands that nothing in this Agreement (including any obligation in Paragraphs 5 or 9) prohibit him from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation.

9.    Prior Confidentiality Agreement(s). Holly agrees and understands that this Agreement does not supersede any obligation to which he was subject under a prior agreement while employed with Whiting Petroleum that addresses confidentiality, noncompetition, patents or copyright. Holly acknowledges that he was, and continues to be, subject to those obligations contained in Section 7, and all subsections to Section 7, of the Employment Agreement, and that he is expressly re-affirming his commitment to those obligations by executing this Agreement, and acknowledging that his failure to abide by such obligations will constitute a material breach of this Agreement.

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10.    Trade Secrets/Defend Trade Secrets Act. Nothing in this Agreement (or any prior agreement on confidentiality to which Holly may be subject) diminishes or limits any protection granted by law to trade secrets or relieves Holly of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement (or any prior agreement on confidentiality to which Holly may be subject) is intended to discourage Holly from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

a.    An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.    An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement (or any prior agreement on confidentiality to which Holly may be subject) shall limit, curtail or diminish the Whiting Petroleum’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

11.    Relinquishment Of Positions. As of the Separation Date, Holly acknowledges that he has fully and completely relinquished any and all officerships, directorships or other positions that he held with Whiting Petroleum and any of its affiliates.

12.    Nonadmission. Holly and Whiting Petroleum both acknowledge and agree that nothing in this Agreement is meant to suggest that Whiting Petroleum has violated any law or contract or that Holly has any claim against Whiting Petroleum.

13.    Voluntary Agreement. Holly acknowledges and states that he has entered into this Agreement knowingly and voluntarily.

14.    Consulting An Attorney. Holly acknowledges that Whiting Petroleum has told him that he should consult an attorney of his own choice about this Agreement and every matter that it covers before signing this Agreement, and that he has been provided an meaningful opportunity for such consultation.

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15.    Obligation to Pay Attorney Fees and Costs. Holly understands and agrees that if he violates the commitments he has made in this Agreement, Whiting Petroleum may seek to recover any payments and/or the value of any benefits provided in this Agreement, with the exception of One Thousand Dollars ($1,000), and that, except as provided in paragraph 16, he will be responsible for paying the actual attorney fees and costs incurred by Whiting Petroleum in enforcing this Agreement or in defending a claim released by paragraph 5.

16.    Exception to Attorney Fees Obligation. The obligation to pay Whiting Petroleum’s attorney fees and costs does not apply to an action by Holly regarding the validity of this Agreement under the ADEA.

17.    Complete Agreement. Holly understands and agrees that this document contains the entire agreement between him and Whiting Petroleum relating to his employment and the termination of his employment, that this Agreement, except as provided in paragraph 9, supersedes and displaces any prior agreements and discussions relating to such matters and that he may not rely on any such prior agreements or discussions.

18.    Effective Date. This Agreement shall not be effective until seven (7) days after Holly signs it and returns it to Whiting Petroleum’s Vice President, General Counsel and Corporate Secretary. During that seven (7)-day period, Holly may revoke his acceptance of this Agreement by delivering to Whiting Petroleum’s Vice President, General Counsel and Corporate Secretary a written statement stating he wishes to revoke this Agreement or not be bound by it.

19.    Final and Binding Effect. Holly understands that if he signs this Agreement, returns it to Whiting Petroleum, and fails to revoke it consistent with paragraph 18, it will have a final and binding effect and that by signing and returning this Agreement (and not revoking it) he may be giving up legal rights. Holly also acknowledges that this Agreement may be signed in counter-parts (meaning by him and Whiting Petroleum separately) and that facsimile, copy or PDF copy signatures shall be treated as just as valid as original signatures.

20.    Exclusive Jurisdiction and Venue. This Agreement is to be governed by and construed under the laws of the United States and of the State of Colorado without resort to Colorado’s choice of law rules. Whiting Petroleum and Holly agree that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts in the State of Colorado and each specifically waives any and all objections to such jurisdiction and venue.

21.    Future Cooperation. Holly agrees to reasonably cooperate with Whiting Petroleum in the future and to provide to Whiting Petroleum truthful information, testimony or affidavits requested in connection with any matter that arose during Holly’s employment. This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment or business activities that Holly may have at the time of request. Whiting Petroleum agrees to reimburse Holly for expenses incurred in providing such cooperation, so long as such

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expenses are approved in advance by Whiting Petroleum, including, if applicable, any legal fees and expenses reasonably incurred by Holly if Holly and Whiting Petroleum agree in good faith that Holly should retain counsel independent of the counsel for Whiting Petroleum in order to cooperate as provided herinabove.

22.    Return of Property. Holly acknowledges an obligation and agrees to return all Whiting Petroleum property, unless otherwise specified in this paragraph. This includes all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, personal digital assistants, cellular telephones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles, and any other property of Whiting Petroleum. In addition, Holly agrees to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to Whiting Petroleum or is maintained by Whiting Petroleum or on company property. Further, Holly acknowledges an obligation and agrees not to destroy, delete or disable any company property, including items, files and materials on computers and laptops.

23.    Divisibility of Agreement or Modification by Court. Holly understands that, to the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. Holly agrees that in the event that any provision of this Agreement is held to be invalid, it shall be, to the extent permitted by law, modified as necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision. Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then Holly understands and agrees that such provision shall be considered expunged (eliminated), and he further agrees that the remaining provisions shall be treated as in full force and effect as if this Agreement had been executed by Holly after the expungement (elimination) of the invalid provision.

24.    Representations. By signing this Agreement, Holly represents that he has read this entire document and understands all of its terms.

25.    21-Day Consideration Period. Holly may consider whether to sign and accept this Agreement for a period of twenty-one (21) days from the day he received it. If this Agreement is not signed, dated and returned to Whiting Petroleum’s Vice President, General Counsel and Corporate Secretary within twenty-two (22) days, the offer of severance payments and benefits described in paragraph 3above will no longer be available. Holly acknowledges that should he sign and return this Agreement within the 21-day period identified in this subparagraph, he is knowingly waiving whatever additional time he may have up to the conclusion of the 21-day period for consideration of this Agreement.

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ACCEPTED:	ACCEPTED:

WHITING PETROLEUM CORPORATION
Bradley J. Holly

Dated:
[Insert Name]
Date Agreement was originally given to	Vice President, General Counsel and Corporate Secretary
Holly:

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